As filed with the Securities and Exchange Commission on March 2, 2023

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reata Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware		11-3651945
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
5320 Legacy Drive Plano, TX 75024 (972) 865-2219
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan
(Full title of the plan)

J. Warren Huff Chief Executive Officer Reata Pharmaceuticals, Inc. 5320 Legacy Drive Plano, TX 75024 (972) 865-2219

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert L. Kimball Trammell Crow Center 2001 Ross Avenue, Suite 3900 Dallas, TX 75201 (214) 220-7700	Michael D. Wortley Chief Legal Officer Reata Pharmaceuticals, Inc. 5320 Legacy Drive Plano, TX 75024 (972) 865-2219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY nOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an aggregate of an additional 1,613,718 shares of Class A and Class B common stock that may be issued under the Plan. These additional shares of common stock have become reserved for issuance as a result of the operation of the “evergreen” provisions in the Plan, which provides that the total number of shares subject to the Plan will be increased each year pursuant to a specified formula.

The contents of the Registrant’s registration statements on Form S-8 relating to the Plan, which were filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2016 (File No. 333-211682), March 3, 2017 (File No. 333-216412), March 2, 2018 (File No. 333-223407), February 28, 2019 (File No. 333-229954), June 13, 2019 (File No. 333-232099), February 26, 2020 (File No. 333-236657), March 15, 2021 (File No. 333-254281), and March 18, 2022 (File No. 333-263695) are incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits

Exhibit Number	Description

4.1

Thirteenth Amended and Restated Certificate of Incorporation of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.7 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on May 16, 2016).

4.2	Third Amended and Restated Bylaws of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37785), filed on March 1, 2023).

4.3

Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37785), filed on May 9, 2019).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Tables.

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on March 2, 2023.

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name: J. Warren Huff
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Warren Huff, and Manmeet S. Soni, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 2, 2023.

Signature	Title

/s/ J. Warren Huff	Chief Executive Officer and Chairman of the Board of Directors
J. Warren Huff	(Principal Executive Officer)

/s/ Manmeet S. Soni	Chief Operating Officer, Chief Financial Officer and President
Manmeet S. Soni	(Principal Financial Officer)

/s/ Bhaskar Anand	Senior Vice President, Chief Accounting Officer
Bhaskar Anand	(Principal Accounting Officer)

/s/ Martin W. Edwards, M.D	Member of the Board of Directors
Martin W. Edwards, M.D

/s/ William D. McClellan, Jr.	Member of the Board of Directors
William D. McClellan, Jr.

/s/ R. Kent McGaughy, Jr	Member of the Board of Directors
R. Kent McGaughy, Jr.

/s/ Christy J. Oliger	Member of the Board of Directors
Christy J. Oliger

/s/ William E. Rose	Member of the Board of Directors
William E. Rose

/s/ Shamim Ruff	Member of the Board of Directors
Shamim Ruff

/s/ Steven W. Ryder, M.D.	Member of the Board of Directors
Steven W. Ryder, M.D.